As filed with the Securities and Exchange Commission on June 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNOLIA OIL & GAS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	6770	81-5365682
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Nine Greenway Plaza, Suite 1300

Houston, Texas 77046

(713) 842-9050

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Douglas E. McWilliams Sarah Knight Morgan Vinson & Elkins L.L.P. 1001 Fannin St., Suite 2500 Houston, Texas 77002 (713) 758-2222	J. Michael Chambers John M. Greer Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Class A common stock, par value $0.0001 per share	9,183,328(1)(2)	$10.81(3)	$99,271,776(3)	$12,032
Warrants to purchase Class A common stock	31,666,650(5)	N/A	N/A	N/A(6)

(1)

Represents the maximum number of shares of Class A common stock of the registrant (“Class A Common Stock”) that may be issued directly to (i) holders of warrants (the “Warrants”) who tender their Warrants pursuant to the Offer (as defined below) and (ii) holders of Warrants who do not tender their Warrants pursuant to the Offer and, pursuant to the Warrant Amendment (as defined below), if approved, may receive shares of Class A Common Stock of the registrant in the event the registrant exercises its right to convert the Warrants into shares of Class A Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated pursuant to Rule 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $10.81, which is the average of the high and low prices of the Class A Common Stock on June 6, 2019, on the New York Stock Exchange.

(4)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001212.
(5)	Represents the maximum number of Warrants that may be amended pursuant to the Warrant Amendment.
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PROSPECTUS/OFFER TO EXCHANGE

MAGNOLIA OIL & GAS CORPORATION

Offer to Exchange Warrants to Acquire Shares of Class A Common Stock

of

Magnolia Oil & Gas Corporation

for

Shares of Class A Common Stock of Magnolia Oil & Gas Corporation

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON JULY 5, 2019, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our warrants to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock” and such warrants, the “Warrants”), of Magnolia Oil & Gas Corporation (the “Company”) the opportunity to receive 0.29 shares of Class A Common Stock in exchange for each of our outstanding Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:

•

All holders of our publicly traded warrants to purchase our Class A Common Stock that were originally sold as part of the units issued in our initial public offering, which closed on May 10, 2017 (the “IPO”), referred to as the “Public Warrants.” The Public Warrants entitle such warrant holders to purchase one share of Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. As of June 6, 2019, there were 21,666,650 Public Warrants outstanding. Pursuant to the Offer, we are offering up to an aggregate of 6,283,328 shares of our Class A Common Stock in exchange for the Public Warrants.

•

All holders of our warrants to purchase our Class A Common Stock that were privately issued in connection with our IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Placement Warrants.” The Private Placement Warrants entitle such warrant holders to purchase one share of our Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. The Private Placement Warrants were originally issued to TPG Pace Energy Sponsor, LLC (“TPG Sponsor”) and were subsequently transferred to permitted transferees of TPG Sponsor, including certain of our directors and executive officers, pursuant to a series of distributions. The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by permitted transferees of TPG Sponsor. As of June 6, 2019, there were 10,000,000 Private Placement Warrants outstanding, of which 8,991,710 were held by our affiliates. For more information, see the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others.” Pursuant to the Offer, we are offering up to an aggregate of 2,900,000 shares of our Class A Common Stock in exchange for the Private Placement Warrants.

Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “MGY,” and “MGY.WS”, respectively. The Warrants are governed by the Warrant Agreement, dated as of May 4, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

Each warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.29 shares of our Class A Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.261 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). We are conditioning the adoption of the Warrant Amendment on our receipt of the consent of holders of 50% of the outstanding Public Warrants and 50% of the outstanding Private Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your Warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered in the Offer.

Parties representing 89.9% of the Private Placement Warrants have agreed to tender their Warrants in the offer, pursuant to a tender and support agreement (the “Tender and Support Agreement”). The Tender and Support Agreement also covers approximately 0.7% of the outstanding Public Warrants and provides the corresponding consent to the Warrant Agreement in the Consent Solicitation. For additional detail regarding the Tender and Support Agreement, see the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Standard Time, on July 5, 2019, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants in the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by August 2, 2019, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw any tendered Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendment.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors (our “Board”) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our Board, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Equity-Linked Capital Markets

(212) 250-5600

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: MGY.info@morrowsodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

If you are a holder of Warrants, then through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Deutsche Bank Securities

This Prospectus/Offer to Exchange is dated June 7, 2019.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the U.S. Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Class A Common Stock and Warrants, and the financial statements and the notes that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in and incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company”, “our company,” “we,” “us,” “our,” and similar references to refer to Magnolia Oil & Gas Corporation and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus/Offer to Exchange and the documents incorporated by reference into this Prospectus/Offer to Exchange contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this Prospectus/Offer to Exchange, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” or “continue” or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, our assumptions about:

•	the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services;

•	the supply and demand for oil, natural gas, NGLs, and other products or services;

•	production and reserve levels;

•	drilling risks;

•	economic and competitive conditions;

•	the availability of capital resources;

•	capital expenditure and other contractual obligations;

•	currency exchange rates;

•	weather conditions;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory, or policy changes;

•	cyber-attacks;

•	occurrence of property acquisitions or divestitures;

•	the integration of acquisitions;

•	the securities or capital markets and related risks such as general credit, liquidity, market, and interest-rate risk;

•	the approval of the Warrant Amendment and our ability to require that all outstanding Warrants be exchanged for Class A Common Stock;

•

the exchange of Warrants for Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

•	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to holders of the Warrants; and

•

other risks and uncertainties described in this Prospectus/Offer to Exchange under “Risk Factors” and any updates to those risk factors or new risk factors contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and the price and cost assumptions made by reserve engineers. In addition, the results of drilling, completion and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

“Annual Report” means our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

“Board” means the board of directors of the Company.

“Business Combination” means our initial business combination, which was consummated on July 31, 2018.

“Bylaws” means our bylaws as currently in effect.

“Charter” means our second amended and restated certificate of incorporation as currently in effect.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Class F Common Stock” means the Class F common stock, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” , “we”, “us” and “our” means Magnolia Oil & Gas Corporation, a Delaware corporation (formerly known as “TPG Pace Energy Holdings Corp.”).

“Consent Solicitation” means the solicitation of consent from the holders of the Warrants to approve the Warrant Amendment.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 11:59 p.m., Eastern Standard Time on July 5, 2019.

“IPO” means the Company’s initial public offering of units, which closed on May 10, 2017.

“Letter of Transmittal and Consent” means the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“Magnolia LLC” means Magnolia Oil & Gas Parent LLC, a Delaware limited liability company.

“NYSE” means the New York Stock Exchange.

“Offer” means the opportunity to receive 0.29 shares of Class A Common Stock in exchange for each of our outstanding Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any extension.

“Private Placement Warrants” means the 10,000,000 warrants included in the units issued in a private placement in connection with our IPO, each of which is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments and in accordance with its terms.

“Proxy Statement” means the definitive proxy statement on Schedule 14A, filed with the SEC by the Company on April 23, 2019.

“Public Warrants” means the 21,666,650 redeemable warrants included in the units issued in our IPO, each of which is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments and in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Successor” means TPG Pace Energy Sponsor Successor, LLC, a Delaware limited liability company.

“Sponsor Successor 2” means TPG Pace Energy Sponsor Successor 2, LLC, a Delaware limited liability company.

“TPG Governance” means TPG Pace Governance, LLC, a Cayman Islands limited liability company.

“TPG Sponsor” means TPG Pace Energy Sponsor, LLC, a Delaware limited liability company.

“units” means the units of the Company sold in its IPO, which consisted of one share of Class A Common Stock and one third of one Warrant.

“Warrants” means the Private Placement Warrants and the Public Warrants.

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 4, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into 0.261 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

SUMMARY

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “we,” “us” or “our” refer to Magnolia Oil & Gas Corporation and its subsidiaries.

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in or incorporated by reference in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of The Offer and Consent Solicitation

The Company	We are a Delaware corporation originally formed in February 2017 as a special purpose acquisition company under the name TPG Pace Energy Holdings Corp.

On July 31, 2018, we and Magnolia Oil & Gas Parent LLC (“Magnolia LLC”), as applicable, consummated the Business Combination through the acquisition of certain oil and natural gas assets in the Karnes County portion of the Eagle Ford Shale in South Texas (the “Karnes County Assets” and, such business the “Karnes County Business”), certain oil and natural gas assets in the Giddings Field of the Austin Chalk (the “Giddings Assets”) and a 35.0% membership interest in Ironwood Eagle Ford Midstream, LLC, which owns an Eagle Ford gathering system, each with certain affiliates of EnerVest Ltd. (“EnerVest”). Concurrently with the closing of the Business Combination, we changed our name from “TPG Pace Energy Holdings Corp.” to “Magnolia Oil & Gas Corporation”.

We operate in one reportable segment engaged in the acquisition, development, exploration, and production of oil and natural gas properties located in the United States. Our oil and natural gas properties are located primarily in Karnes County and the Giddings Field in South Texas, where the Company primarily targets the Eagle Ford Shale and the Austin Chalk formation.

Corporate Structure

We are a holding company and the sole managing member of Magnolia LLC. Our principal asset is a controlling equity interest in Magnolia LLC. As the sole managing member of Magnolia LLC, we operate and control all of the business and affairs of Magnolia LLC and, through Magnolia LLC and its subsidiaries, conduct our business. We consolidate the financial results of Magnolia LLC and its subsidiaries and record noncontrolling interests for the economic interest in Magnolia LLC held by the other holders of units in Magnolia LLC. Pursuant to the limited liability company agreement of Magnolia LLC, each holder of units in Magnolia LLC has the right to redeem such units, together with an equal number of shares of our Class B Common Stock, for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments or, if either we or Magnolia LLC so elects, cash.

In connection with the Offer, Magnolia LLC will issue to us a number of units in Magnolia LLC equal to the number of shares of Class A Common Stock issued in exchange for Warrants tendered pursuant to the Offer.

Please read our Annual Report for additional information regarding our corporate structure.

Corporate Contact Information	Our principal executive offices are located at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046. Our telephone number is (713) 842-9050. Our website is located at www.magnoliaoilgas.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part.

Warrants that qualify for the Offer	“Public Warrants”

As of June 6, 2019, we had outstanding Public Warrants to purchase an aggregate of 21,666,650 shares of our Class A Common Stock. The Public Warrants were originally sold as part of the units issued in our IPO. Pursuant to the Offer, we are offering up to an aggregate of 6,283,328 shares of our Class A Common Stock in exchange for all of the outstanding Public Warrants.

“Private Placement Warrants”

As of June 6, 2019, we had outstanding Private Placement Warrants to purchase an aggregate of 10,000,000 shares of our Class A Common Stock. The Private Placement Warrants were issued to TPG Sponsor pursuant to an exemption from registration under the Securities Act in connection with our IPO and subsequently transferred to permitted transferees of TPG Sponsor. As of June 6, 2019, 8,991,710 of the Private Placement Warrants were held by our affiliates. For more information, see “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others.” Pursuant to the Offer, we are offering up to an aggregate of 2,900,000 shares of our Class A Common Stock in exchange for all of the outstanding Private Placement Warrants.

General Terms of the Warrants

Each Warrant entitles such warrant holder to purchase one share of our Class A Common Stock for a purchase price of $11.50, subject to certain adjustments pursuant to the Warrant Agreement. Subject to the restrictions on the Private Placement Warrants described below, once the Warrants become exercisable, we may redeem the Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of our Class A Common Stock equals or exceeds $18.00 per share (subject to certain adjustments pursuant to the Warrant Agreement) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders, provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of Public Warrants on a “cashless basis”.

The terms of the Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants will not be redeemable by us so long as they are held by permitted transferees of TPG Sponsor. The Warrants expire on July 31, 2023.

Market Price of Our Common Stock	Our Class A Common Stock and Warrants are traded on the NYSE under the symbols “MGY” and “MGY.WS”, respectively. See “The Offer and Consent Solicitation — Market Information, Dividends and Related Stockholder Matters.”

The Offer	Each warrant holder who tenders Warrants for exchange pursuant to the Offer will receive 0.29 shares of our Class A Common Stock for each Warrant so exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock in the exchange.

The shares of Class A Common Stock issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender their Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all Warrants that are outstanding upon the closing of the Offer be converted into shares of Class A Common Stock at a ratio of 0.261 shares of Class A Common Stock per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no Warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period	The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on July 5, 2019, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of 50% of the outstanding Public Warrants and 50% of the outstanding Private Warrants. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

Withdrawal Rights	If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants (and, with respect to tendered Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants (and, with respect to tendered Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by August 2, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates

Affiliates of the Company collectively own 8,991,710 Private Placement Warrants as follows: (i) 5,083,420 collectively owned by TPG Governance and Sponsor Successor 2; (ii) 2,500,000 beneficially owned by Stephen I. Chazen, our Chairman, President and Chief Executive Officer; and (iii) 1,408,290 held by Miller Creek Investments, LLC (“Miller Creek”) an entity owned and controlled by Michael G. MacDougall, a member of our Board. In addition, Mr. Chazen and Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, beneficially own 151,952 Public Warrants and 2,000 Public Warrants, respectively. Each of TPG Governance, Sponsor Successor 2, Miller Creek and Messrs. Chazen and Stavros have agreed to tender their Warrants in the offer, and provide the corresponding consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement. The Tender and Support Agreement covers 89.9% of the Private Placement Warrants and approximately 0.7% of the outstanding Public Warrants. None of our other directors, executive officers or affiliates beneficially own any Warrants as of the date of this Offer and Consent Solicitation. See “The Offer and Consent Solicitation–Interests of Directors, Executive Officers and Others” and “The Offer and Consent Solicitation — Transactions and Agreements Concerning our Securities — Tender and Support Agreement.”

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer and the Consent Solicitation	For those holders of Warrants that receive Class A Common Stock in exchange for Warrants pursuant to the Offer or receive “new” Warrants pursuant to the Warrant Amendment and such Warrants are subsequently exchanged for Class A Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat such applicable exchange of Warrants for our Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the holder should not recognize any gain or loss on the exchange of Warrants for shares of Class A Common Stock, (ii) the holder’s aggregate tax basis in the shares of Class A Common Stock received in the exchange should equal its aggregate tax basis in its Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) the holder’s holding period for the shares of Class A Common Stock received in the exchange should include its holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for Class A Common Stock, there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. holder to recognize taxable income.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants that are not exchanged for Class A Common Stock in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the holder should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the holder’s aggregate tax basis in the “new” Warrants deemed to be received should equal its aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the holder’s holding period for the “new” Warrants deemed to be received should include its holding period for the Warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, if approved, there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. holder to recognize taxable income. See “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences.”

No Recommendation	None of our Board, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Facsimile: (212) 616-7616

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Equity-Linked Capital Markets

(212) 250-5600

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer.”

Additional Information	We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of

Guaranteed Delivery to the information agent at the below address and phone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: MGY.info@morrowsodali.com

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under Part I, Item 1A. “Risk Factors” in our Annual Report, as well as any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, together with all of the other information included in this Prospectus/Offer to Exchange and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this Prospectus/Offer to Exchange, including the section entitled “Cautionary Note Regarding Forward Looking Statements.”

Risks Related to Our Warrants, the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Public Warrants, the Company will have the right to require holders of all Warrants that remain outstanding upon the closing of the Offer to exchange each of their Warrants for 0.261 shares of Class A Common Stock. This represents a ratio of shares of Class A Common Stock per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

One of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of 50% of the outstanding Public Warrants and 50% of the outstanding Private Warrants.

If adopted, we currently intend to require the conversion of all outstanding Warrants to Class A Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the Offer.

The exchange of Warrants for Class A Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our Warrants may be exchanged for shares of Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price (which price is subject to certain adjustments) is below the market price of our Class A Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Class A Common Stock will be issued. These issuances of Class A Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant

Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Class A Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Class A Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for shares of Class A Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Class A Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Class A Common Stock may fluctuate, and the market price of our Class A Common Stock when we deliver our Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of shares of Class A Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A Common Stock when we deliver Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Class A Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Class A Common Stock in exchange for Warrants, or during any extension of the Offer Period.

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

The NYSE may delist our Warrants from trading on its exchange, which could limit Public Warrant holders’ ability to make transactions in our Public Warrants.

It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio that is 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent

Solicitation, we cannot assure you that our Warrants will continue to be listed on the NYSE in the future. The NYSE may consider delisting the Warrants if it determines that the extent of public distribution or aggregate market value of the outstanding Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.

If the NYSE delists our Warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Warrants could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Warrants;

•	reduced liquidity for the Warrants;

•

a determination that our Warrants are a “penny stock” which will require brokers trading in our Warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Warrants; and

•	the risk that market makers that initially make a market in our unexchanged Warrants eventually cease to do so.

The unaudited pro forma condensed combined consolidated financial information incorporated by reference into this Prospectus/Offer to Exchange may not be indicative of what our actual results of operations would have been had our business combination been consummated on January 1, 2018.

The unaudited pro forma condensed combined consolidated financial information incorporated by reference into this Prospectus/Offer to Exchange is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations would have been had the business combination been completed on January 1, 2018. See the unaudited pro forma condensed combined consolidated pro forma financial statements incorporated by reference into this Prospectus/Offer to Exchange from our Current Report on Form 8-K filed on May 29, 2019, for additional information.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.29 shares of Class A Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all Warrants outstanding upon completion of the Offer be converted into shares of Class A Common Stock at a ratio of 0.261 shares of Class A Common Stock per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the Warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. We are conditioning the adoption of the Warrant Amendment on our receipt of the consent of holders of 50% of the outstanding Public Warrants and 50% of the outstanding Private Warrants.

Holders who tender Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered Warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants for exchange in the Offer without giving your consent to the Warrant Amendment and you cannot consent to the Warrant Amendment without tendering your Warrants. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by August 2, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Corporate Information

We were originally incorporated in February 2017 as a special purpose acquisition company under the name TPG Pace Energy Holdings Corp. and changed our name to Magnolia Oil & Gas Corporation on July 31, 2018 in connection with the closing of our Business Combination.

Our principal executive offices are located at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046. Our telephone number is (713) 842-9050. Our website is located at www.magnoliaoilgas.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part. Our Class A Common Stock is listed on the NYSE under the symbol “MGY,” and the Warrants are listed on the NYSE under the symbol “MGY.WS.”

Warrants Subject to the Offer

The Public Warrants were issued in connection with our IPO. Each Public Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Warrants must be exercised for a whole share of Class A Common Stock. As of June 6, 2019, 21,666,650 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 6,283,328 shares of our Class A Common Stock in exchange for the Public Warrants.

The Private Placement Warrants were originally issued in a private placement to TPG Sponsor in connection and concurrently with our IPO and were subsequently distributed to its permitted transferees, including certain of our directors and officers, in connection with a series of distributions. For more information regarding these distributions, see “—Transactions and Agreements Concerning Our Securities—Registration Rights Agreement.” Each Private Warrant entitles the holder to purchase one share of Class A Common Stock for a purchase price of $11.50, subject to certain adjustments pursuant to the Warrant Agreement. As of June 6, 2019, 10,000,000 Private Placement Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,900,000 shares of our Class A Common Stock in exchange for the Private Placement Warrants.

The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by permitted transferees of TPG Sponsor. The Warrants are listed on the NYSE under the symbol “MGY.WS.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on July 5, 2019, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire by their terms on July 31, 2023.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Class A Common Stock issuable upon exchange of a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, for any material changes in the facts set forth in therein.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•

the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•

no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•

there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and

•

there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of 50% of the outstanding Public Warrants and 50% of the Private Warrants to approve the Warrant Amendment.

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any warrant holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Class A Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if our shares of Class A Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent

(with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the Exchange Agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•

a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Class A Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION

DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Class A Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to August 2, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and, with respect to Warrants that are withdrawn, the Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on July 5, 2019, or such later time and date to which we may extend. Our Class A Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of

Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Board approved the Offer and Consent Solicitation on June 6, 2019. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Class A Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others,” “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the Warrants.

Affiliates of the Company collectively own 8,991,710 Private Placement Warrants as follows: (i) 5,083,420 collectively owned by TPG Governance and Sponsor Successor 2; (ii) 2,500,000 beneficially owned by Stephen I. Chazen, our Chairman, President and Chief Executive Officer; and (iii) 1,408,290 held by Miller Creek, an entity owned and controlled by Michael G. MacDougall, a member of our Board. In addition, Mr. Chazen and Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, beneficially own 151,952 Public Warrants and 2,000 Public Warrants, respectively. Each of TPG Governance, Sponsor Successor 2, Miller Creek and Messrs. Chazen and Stavros have indicated to us that they intend to tender such Warrants pursuant to the Offer. None of our other directors, executive officers or affiliates beneficially own any Warrants as of the date of this Offer and Consent Solicitation.

The following table lists the Warrants beneficially owned by our directors, executive officers and other affiliates or related persons as of June 6, 2019:

Name	Aggregate Number of Public Warrants Beneficially Owned	Aggregate Number of Private Placement Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
TPG Pace Energy Sponsor Successor 2, LLC(2)	—	1,353,460	4.3%
TPG Pace Governance, LLC(2)	—	3,729,960	11.8%
Stephen I. Chazen	151,952	2,500,000	8.4%
Christopher G. Stavros	2,000	—	*
Miller Creek Investments, LLC(3)	—	1,408,290	4.4%

*	Represents beneficial ownership of less than 1%.
(1)	Determined based on 31,666,650 Warrants outstanding as of June 6, 2019.
(2)

The managing member of the Sponsor Successor 2 is TPG Governance, whose sole member is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands corporation, whose sole stockholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James Coulter are sole stockholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the Private Placement Warrants held by the Sponsor Successor 2. Messrs. Bonderman and Coulter disclaim beneficial ownership of the Private Placement Warrants held by the Sponsor Successor 2 except to the extent of their pecuniary interest therein.

(3)

Michael G. MacDougall, a member of the Board, is the sole managing member of Miller Creek Investments, LLC. The business address of Miller Creek Investments, LLC is 2431 Wooldridge Drive, Austin, TX 78730.

Each of TPG Governance, Sponsor Successor 2, Miller Creek and Messrs. Chazen and Stavros have agreed to tender his or its Warrants in the Offer and provide the corresponding consent to the Warrant Amendment in the Consent Solicitation pursuant to a Tender and Support Agreement. See “—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

Market Information, Dividends and Related Stockholder Matters

Market Information of Common Stock and Warrants

Our Class A Common Stock and Warrants are listed on the NYSE under the symbol “MGY” and “MGY.WS”, respectively. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of June 6, 2019 there were approximately 43 holders of record of Class A Common Stock. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices of our Public Warrants as reported by the NYSE.

	Public Warrants
	High	Low
2019
Second Quarter (through June 6, 2019)	$4.35	$2.57
First Quarter	3.80	2.78
2018
Fourth Quarter	$4.85	$2.44
Third Quarter	4.75	2.73
Second Quarter	2.75	1.70
First Quarter	1.89	1.33
2017
Fourth Quarter	$1.40	$1.10
Third Quarter	1.75	1.32
Second Quarter(1)	1.41	1.20

(1)	Beginning on June 26, 2017, the date on which the Public Warrants began separate trading on the NYSE.

Dividends

The Company has not paid any cash dividends on its Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Class A Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1.1 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Morrow Sodali LLC has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Deutsche Bank Securities to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a fee as compensation of $750,000, plus $0.012 per Public Warrant tendered (up to an aggregate of $250,000), for its services. We will also reimburse the dealer manager for certain expenses, including legal fees in an amount up to $125,000. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may engage in regular market making activities or trade for their own accounts or the accounts of customers, in securities of the Company, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the sections of this Prospectus/Offer to Exchange and “Description of Capital Stock,” (ii) the description of certain relationships and related transactions included in the Proxy

Statement in the section entitled “Certain Relationships and Related Party Transactions,” and (iii) as set forth in our Charter, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Other than the Second Distribution (as defined below), which occurred on May 11, 2019, neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days. See “— Registration Rights Agreement.”

Tender and Support Agreement

Each of TPG Governance, Sponsor Successor 2, Miller Creek and Messrs. Chazen and Stavros have agreed to tender his or its Warrants in the Offer and provide the corresponding consent to the Warrant Amendment in the Consent Solicitation pursuant to a Tender and Support Agreement The Tender and Support Agreement covers approximately 89.9% of the outstanding Private Placement Warrants and approximately 0.7% of the outstanding Public Warrants.

Registration Rights Agreement

At the closing of the Business Combination, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the certain affiliates of EnerVest (the “Karnes County Contributors”), TPG Sponsor, and our four independent directors prior to the Business Combination (collectively, the “Holders”), pursuant to which we are obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of Class A Common Stock that the Holders hold as of July 31, 2018, and that they may acquire thereafter, including upon conversion, exchange or redemption of any other security therefor. Under the New Registration Rights Agreement, Holders also have “piggyback” registration rights exercisable at any time that allow them to include the shares of Class A Common Stock that they own in certain registrations initiated by us.

On August 10, 2018, we filed a Registration Statement on Form S-3 (subsequently amended by Amendment No. 1 on August 28, 2018, the “Registration Statement”) to register the Private Placement Warrants and shares of our Class A Common Stock, including all of shares of Class A Common Stock held by Holders as of July 31, 2018. The Registration Statement was declared effective by the Securities and Exchange Commission on August 30, 2018.

On December 21, 2018, TPG Sponsor completed a distribution of shares of Class A Common Stock (the “First Distribution”) by TPG Sponsor to Sponsor Successor and certain other of its members, including Miller Creek and Mr. Chazen(the “Specified Members”). Related to that First Distribution, on February 25, 2019, the Company entered into the First Amendment to the Registration Rights Agreement, with Sponsor Successor and the Specified Members, pursuant to which Sponsor Successor would become a party to the Registration Rights Agreement. The Specified Members were also provided with certain rights and obligations that were a subset of the rights TPG Sponsor had under the Registration Rights Agreement prior to the First Distribution.

On May 11, 2019, Sponsor Successor subsequently distributed 1,353,460 Warrants and 2,177,720 shares of Class A Common Stock to Sponsor Successor 2, and 3,729,960 Warrants and 6,001,502 shares of Class A Common Stock to TPG Governance (the “Second Distribution”). Related to that Second Distribution, TPG Governance was made party to the Registration Rights Agreement.

Stockholder Agreement

On July 31, 2018, we entered into the Stockholder Agreement (the “Stockholder Agreement”) with TPG Sponsor and the Karnes County Contributors. Under the Stockholder Agreement, the Karnes County

Contributors were entitled to nominate two directors, one of whom shall be independent under the listing rules of the New York Stock Exchange, the Exchange Act, and the Sarbanes-Oxley Act of 2002, for appointment to the Board so long as they collectively own at least 15% of the outstanding shares of Class A Common Stock and Class F Common Stock, (on a fully diluted basis, including equity securities exercisable into Class A Common Stock or Class F Common Stock, and on a combined basis), and one director so long as they owned at least 2% of the outstanding shares of Class A Common Stock and Class F Common Stock (on a fully diluted basis, including equity securities exercisable into Class A Common Stock or Class F Common Stock, and on a combined basis). TPG Sponsor is entitled to nominate two directors for appointment to the Board so long as it owns at least 60% of the Class A Common Stock and Class F Common Stock that it owned as of July 31, 2018 (including any shares of Class A Common Stock issuable upon the exercise of any Private Placement Warrants held by Sponsor), and one director so long as it owns at least 25% of the Class A Common Stock and Class F Common Stock that it owned as of July 31, 2018 (including any shares of Class A Common Stock issuable upon the exercise of any Private Placement Warrants held by TPG Sponsor). The Karnes County Contributors and TPG Sponsor are each entitled to appoint one director to each committee of the Board (subject to applicable laws and stock exchange rules).

Following the Second Distribution, TPG Governance was made party to the Stockholder Agreement.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

except as described below, any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from the NYSE;

•

any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the Warrants);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our Charter or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to deregister the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock.

Accounting Treatment

The Warrants are not currently reflected on our consolidated balance sheet. If the fair value of the Class A Common Stock is equal to the fair value of the Warrants exchanged, an additional incentive is not considered to be present and the financial statements will reflect the additional shares issued as an allocation from paid-in-capital to par. If the fair value of the Class A Common Stock is greater than the fair value of the Warrants exchanged, an incentive is considered to be present in addition to the exchange of Class A Common Stock. The difference in fair value between the Class A Common Stock issued and the Warrants exchanged will be recorded in the financials as a non-cash deemed dividend for the incremental value provided to the holders of the Warrants. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged Warrants.

Absence of Appraisal Or Dissenters’ Rights

Holders of the public warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of (i) the receipt of our Class A Common Stock in exchange for Warrants pursuant to the Offer, (ii) the deemed exchange of any Warrants not exchanged pursuant to the Offer for “new” Warrants if the Warrant Amendment is approved, and (iii) the ownership and disposition of our Class A Common Stock received in exchange for Warrants. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS or a court will agree with the statements made and conclusions reached below. This summary assumes that holders hold the Warrants, and will hold our Class A Common Stock received upon exchange of the Warrants, as “capital assets” (generally property held for investment).

This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax consequences applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Warrants or Class A Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our Warrants or Class A Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•

persons that hold our Warrants or Class A Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	holders of (directly, indirectly or constructively) 10% or more of our Class A Common Stock.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Warrants or Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of Class A Common Stock in exchange for Warrants pursuant to the Offer, the deemed exchange of Warrants not exchanged for Class A Common Stock in the Offer for “new” Warrants pursuant to the Warrant Amendment, and the ownership and disposition of our Class A Common Stock received in exchange for Warrants.

HOLDERS OF OUR WARRANTS OR CLASS A COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT OF CLASS A COMMON STOCK IN EXCHANGE FOR WARRANTS PURSUANT TO THE OFFER, THE DEEMED EXCHANGE OF WARRANTS NOT EXCHANGED FOR CLASS A COMMON STOCK IN THE OFFER FOR “NEW” WARRANTS PURSUANT TO THE WARRANT AMENDMENT, AND THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK RECEIVED IN EXCHANGE FOR WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses material U.S. federal income tax consequences of the receipt of our Class A Common Stock in exchange for Warrants pursuant to the Offer, the deemed exchange of Warrants not exchanged for Class A Common Stock in the Offer for “new” Warrants if the Warrant Amendment is approved, and the ownership and disposition of our Class A Common Stock received in exchange for Warrants, in each case that are expected to apply if you are a U.S. holder of, as applicable, the Warrants or our Class A Common Stock received in exchange for Warrants. For this purpose, a “U.S. holder” is a beneficial owner of our Warrants or Class A Common Stock, as applicable, that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Exchange of Warrants for Class A Common Stock

For those U.S. holders of Warrants that receive Class A Common Stock in exchange for Warrants pursuant to the Offer or receive “new” Warrants pursuant to the Warrant Amendment and such Warrants are subsequently exchanged for Class A Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat such applicable exchange of Warrants for Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the U.S. holder should not recognize any gain or loss on the exchange of Warrants for shares of Class A Common Stock, (ii) the U.S. holder’s aggregate tax basis in the shares of Class A Common Stock received in the exchange should equal its aggregate tax basis in its Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) the U.S. holder’s holding period for the shares of Class A Common Stock received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to a U.S. holder that acquired different blocks of Warrants at different prices or at different times. U.S. holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. To the extent a U.S. holder receives any cash in lieu of a fractional share of Class A Common Stock pursuant to the Offer, such holder should recognize gain or loss equal to the difference between the cash received and the holder’s tax basis in the fractional share.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for Class A Common Stock, there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. holder to recognize taxable income. If our treatment of the exchange of Warrants for Class A Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Class A Common Stock” and exchanging non-U.S. holders (as defined below) may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Class A Common Stock.”

Although we believe that the exchange of Warrants for Class A Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view a U.S. holder participating in the Offer as receiving Class A Common Stock with a value in excess of the value of the Warrants surrendered by such holder in the Offer, such excess value could be viewed as a fee received by the U.S. holder in consideration for consenting to the Warrant Amendment (which fee may be taxable to the U.S. holder exchanging Warrants for Class A Common Stock in the Offer) or as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable.

If a U.S. holder exchanges Warrants for our Class A Common Stock and holds 5% or more of our Class A Common Stock prior to the exchange, or if such holder holds Warrants and other of our securities prior to the exchange with a tax basis of $1 million or more, such holder will be required to file with its U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value prior to the exchange of the Warrants transferred in the exchange and the holder’s tax basis prior to the exchange in our Class A Common Stock or other securities) and to maintain permanent records containing such information.

Deemed Exchange of Warrants for “New” Warrants

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants that are not exchanged for Class A Common Stock in the Offer as having been exchanged for “new”

Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the U.S. holder should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. holder’s aggregate tax basis in the “new” Warrants deemed to be received should equal its aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the U.S. holder’s holding period for the “new” Warrants deemed to be received should include its holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to a U.S. holder that acquired different blocks of Warrants at different prices or at different times. U.S. holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. holder to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Class A Common Stock” and exchanging non-U.S. holders (as defined below) may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Class A Common Stock.”

Ownership and Disposition of Class A Common Stock

Distributions. We do not expect to pay any distributions on our Class A Common Stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in our Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock (see “Tax Consequences to U.S. Holders—Ownership and Disposition of Class A Common Stock—Gain or Loss on Disposition of Class A Common Stock”). Such gain will be long-term capital gain provided that the U.S. holder has held such Class A Common Stock for more than one year as of the time of the distribution.

Distributions constituting dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, distributions constituting dividends we pay to a non-corporate U.S. holder generally will be “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. U.S. holders should consult their own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any distributions constituting dividends that we pay with respect to our Class A Common Stock.

Gain or Loss on Disposition of Class A Common Stock. A U.S. holder will generally recognize capital gain or loss on a sale or other taxable disposition of our Class A Common Stock equal to the difference between (i) the amount of cash and the fair market value of any other property received by the holder and (ii) the holder’s adjusted tax basis in the shares of Class A Common Stock disposed of. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of is more than one year. Long-term capital gains of non-corporate taxpayers generally are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Certain U.S. holders will be subject to information reporting with respect to the payment of dividends on our Class A Common Stock and the payment of proceeds on the sale or other disposition of our Class A Common Stock, and backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the holder to a refund if the amount of taxes withheld exceed the holder’s actual tax liability, provided that the holder timely provides the required information to the IRS. U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

Tax Consequences to Non-U.S. Holders

Subject to the limitations stated above, the following description addresses material U.S. federal income tax consequences of the receipt of our Class A Common Stock in exchange for Warrants pursuant to the Offer, the deemed exchange of Warrants not exchanged for Class A Common Stock in the Offer for “new” Warrants if the Warrant Amendment is approved, and the ownership and disposition of our Class A Common Stock received in exchange for Warrants, in each case that are expected to apply if you are a non-U.S. holder of, as applicable, the Warrants or our Class A Common Stock received in exchange for Warrants. For this purpose, a “non-U.S. holder” is a beneficial owner of our Warrants or Class A Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Exchange of Warrants for Class A Common Stock

For those non-U.S. holders of Warrants that receive Class A Common Stock in exchange for Warrants pursuant to the Offer or receive “new” Warrants pursuant to the Warrant Amendment and such Warrants are subsequently exchanged for Class A Common Stock pursuant to the terms of the Warrant Amendment, such applicable exchange of Warrants for Class A Common Stock should generally have the same tax consequences as described above for U.S. holders under “Tax Consequences to U.S. Holders—Exchange of Warrants for Class A Common Stock.” Assuming a non-U.S. holder is not engaged the conduct of a trade or business within the United States, capital gain or loss recognized by such non-U.S. holder with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and such non-U.S. holder should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for our Class A Common Stock or the receipt of cash in lieu of fractional shares of our Class A Common Stock.

Deemed Exchange of Warrants for “New” Warrants

If the Warrant Amendment is approved, the deemed exchange of Warrants that are not exchanged for Class A Common Stock in the Offer for “new” Warrants pursuant to the Warrant Amendment should generally have the same tax consequences as described above for U.S. holders under “Tax Consequences to U.S. Holders—Deemed Exchange of Warrants for “New” Warrants.”

Ownership and Disposition of Class A Common Stock

Distributions. We do not expect to pay any distributions on our Class A Common Stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock (see “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Class A Common Stock—Gain or Loss on Disposition of Class A Common Stock”). Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. holders. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock. Subject to the discussion below under “Tax Consequences to Non-U.S. Holders—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Class A Common Stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A Common Stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A Common Stock as a result of our status as a USRPHC. If our Class A Common Stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A Common Stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A Common Stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Class A Common Stock.

HOLDERS OF OUR WARRANTS OR CLASS A COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Facsimile: (212) 616-7616

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that public warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and public warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: MGY.info@morrowsodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this Prospectus/Offer to Exchange forms a part.

Our Charter authorizes the issuance of 1,300,000,000 shares of Class A Common Stock, 225,000,000 shares of Class B Common Stock, 20,000,000 shares of Class F Common Stock, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. As of June 6, 2019, there were 158,891,830 shares of Class A Common Stock outstanding, held of record by 43 holders of Class A Common Stock, 91,789,814 shares of Class B Common Stock outstanding, held of record by five holders of Class B Common Stock, and three holders of record of Warrants.

Class A Common Stock

Please see our registration statement on Form 8-A (File No. 001-38083) filed on May 3, 2017 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein, for a description of our Class A Common Stock.

Class B Common Stock

Holders of Class B Common Stock vote together as a single class with holders of Class A Common Stock on all matters properly submitted to a vote of the stockholders. Dividends and other distributions will not be declared or paid on Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on Class B Common Stock that are payable in shares of Class B Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock, the dividends payable to the holders of Class B Common Stock will be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), and such dividends will be paid in the same number of shares (or fraction thereof) on a per share basis of the Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class B Common Stock). Holders of Class B Common Stock are not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The holders of Class B Common Stock generally have the right to cause Magnolia LLC to redeem all or a portion of their units in Magnolia LLC (“Magnolia LLC Units”) in exchange for shares of Class A Common Stock or, at Magnolia LLC’s option, a cash payment equal to the product of (A) the number of shares of Class A Common stock that would have been received in the redemption if the cash payment election had not been made and (B) the average of the volume-weighted closing price of one share of Class A Common Stock for the 10 trading days prior to the date the EnerVest Members deliver a notice of redemption for each Magnolia LLC Unit redeemed. Upon the future redemption or exchange of Magnolia LLC Units held by any holder of Class B Common Stock, a corresponding number of shares of Class B Common Stock held by such holder of Class B Common Stock will be cancelled.

Holders of our Class B Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class B Common Stock.

Preferred Stock

The Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no Preferred Stock outstanding at the date hereof.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Warrants must be exercised for a whole share of common stock. The Warrants will expire on July 31, 2023, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such warrant exercise unless a registration statement with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the satisfaction of our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis and we are not obligated to issue any shares to holders seeking to exercise their Warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. A registration statement for the registration of the shares of Class A Common Stock issuable upon exercise of the Warrants was filed on August 10, 2018 and was declared effective on August 31, 2018. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of an Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event that we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Subject to the restrictions on the Private Placement Warrants described below, once the Warrants become exercisable, we may redeem the Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As described further below under “Description of Capital Stock—Warrants— Private Placement Warrants”, the Private Placement Warrants will not be redeemable by the Company so long as they are held by permitted transferees of TPG Sponsor.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her, or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (which price is subject to certain adjustments) after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a redemption. We believe this feature is an attractive option to us if it does not need the cash from the exercise of the Warrants. If we call the Warrants for redemption and our management does not take advantage of this option, The permitted transferees of TPG Sponsor would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of an Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Placement Warrants will not be redeemable by the Company so long as they are held by permitted transferees of TPG Sponsor. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in our initial public offering. If the Private Placement Warrants are held by holders other than permitted transferees of TPG Sponsor, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the units sold in our initial public offering.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise prices of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by permitted transferees of TPG Sponsor is because it was not known at the time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

The Private Placement Warrants were sold in a private placement pursuant to a purchase agreement between the Company and TPG Sponsor and have the terms set forth in the Warrant Agreement.

Depositary Shares

We may offer Depositary Shares (either separately or together with other securities) representing fractional interests in our Preferred Stock of any series. In connection with the issuance of any Depositary Shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary Shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the Preferred Stock related to the Depositary Shares, we will deposit the Preferred Stock with the relevant Preferred Stock depositary and will cause the Preferred Stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related Depositary Share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preferred Stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

Certain Anti-Takeover Provisions of Delaware Law

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Class A Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Class A Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

Our Charter provides that prior to the first date on which investment funds affiliated with EnerVest or TPG Capital, L.P. and their respective successors and affiliates cease collectively to beneficially own (directly or indirectly) more than 50% of the outstanding shares of our Class A Common Stock, any action required or permitted to be taken by our stockholders that is approved in advance by our Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Exclusive Forum

Our Charter provides that a stockholder bringing a claim subject to the proposed Article X of the Charter will be required to bring that claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants

Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the filing of our Current Report on Form 8-K, filed with the SEC on August 6, 2018, reflecting our status as an entity that is not a shell company.

While we were formed as a shell company, upon the consummation of the Business Combination, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing of Securities

Our Class A Common Stock and Warrants are listed on the NYSE under the symbols “MGY,” and “MGY.WS”, respectively.

LEGAL MATTERS

The validity of our Class A Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Vinson & Elkins, L.L.P., Houston, Texas. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Magnolia Oil & Gas Corporation (formerly TPG Pace Energy Holdings Corp.) as of December 31, 2018 and for the period from July 31, 2018 to December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Karnes County Business as of December 31, 2017, for the period from January 1, 2018 through July 30, 2018 and for the years ended December 31, 2017 and 2016, incorporated in this Prospectus/Offer to Exchange by reference from our Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the allocations of certain costs in the combined financial statements). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenue and direct operating expenses of certain properties of the Giddings Assets for the years ended December 31, 2017, 2016 and 2015, incorporated in this Prospectus/Offer to Exchange by reference from our Current Report on Form 8-K dated June 7, 2019, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the manner of presentation of the revenues and direct operating expenses of the Giddings Assets). Such statements of revenue and direct operating expenses have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical statements of revenues and direct operating expenses of the properties located in the Eagle Ford Shale (the “Acquired Properties”) included in Exhibit 99.6 of Magnolia Oil and Gas Corporation’s Current Report on Form 8-K dated June 7, 2019 have been so incorporated in reliance on the report (which contains an emphasis of a matter paragraph relating to the Company’s basis of presentation described in Note 2) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The historical financial statements of GulfTex Karnes EFS, LP as of and for the period from January 1, 2016 to April 27, 2016 and as of and for the year ended December 31, 2015, incorporated in this Prospectus/Offer to Exchange by reference to our Current Report on Form 8-K filed with the SEC on June 7, 2019, have been so incorporated in reliance upon the report of RSM US LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The historical financial statements of GulfTex Energy III, LP as of and for the period from January 1, 2016 to April 27, 2016 and as of and for the year ended December 31, 2015, incorporated in this Prospectus/Offer to Exchange by reference to our Current Report on Form 8-K filed with the SEC on June 7, 2019, have been incorporated by reference herein in reliance upon the report of RSM US LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference in this Prospectus/Offer to Exchange regarding estimated quantities of proved reserves of our assets, the future net revenues from those reserves and their present value as of December 31, 2018 is based on the proved reserve report prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers. These estimates are incorporated by reference in this Prospectus/Offer to Exchange in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this Prospectus/Offer to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, except to the extent superseded by information contained in this Prospectus/Offer to Exchange or by information contained in documents filed with the SEC after the date of this Prospectus/Offer to Exchange. This Prospectus/Offer to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019;

•	our Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2019, filed with the SEC on May 7, 2019;

•	our Current Reports on Form 8-K filed with the SEC on May 7, 2019, May 29, 2019 and June 7, 2019;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2019; and

•

the description of our shares of Class A Common Stock and warrants contained in our Registration Statement on Form 8-A, as filed with the SEC on May 3, 2017, including any amendment or report filed for the purpose of updating such description.

We hereby further incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this Prospectus/Offer to Exchange until the termination of the Offer and after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this Prospectus/Offer to Exchange is a part (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this Prospectus/Offer to Exchange but not delivered with this Prospectus/Offer to Exchange (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Magnolia Oil & Gas Corporation

Nine Greenway Plaza, Suite 1300

Houston, Texas 77046

(713) 842-9050

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [●], 2019 by and between Magnolia Oil & Gas Corporation, a Delaware corporation (f/k/a TPG Pace Energy Holdings Corp.) (the “Company”) and Continental Stock Transfer & Trust Company, a New York Corporation (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of May 4, 2017 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Public Warrants to exchange all of the outstanding Public Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of 50% of the then outstanding Warrants (including, for the avoidance of doubt, the Registered Holders of 50% of the then outstanding Public Warrants) consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.    Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Warrants, as described in Section 6A.2 below, for shares of Common Stock, at the exchange rate of 0.261 shares of Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [    ].1

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

[1]

This will be the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on June 7, 2019).

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.    Miscellaneous Provisions.

2.1  Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2    Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3    Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.4    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5    Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

MAGNOLIA OIL & GAS CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

MAGNOLIA OIL & GAS CORPORATION

Offer to Exchange Warrants to Acquire Shares of Class A Common Stock of

Magnolia Oil & Gas Corporation

for

Shares of Class A Common Stock of Magnolia Oil & Gas Corporation

and

Consent Solicitation

PRELIMINARY PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail

Continental Stock Transfer & Trust Company

Attn: Compliance Department

1 State Street, 30th Floor

New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: MGY.info@morrowsodali.com

The Dealer Manager for the Offer and the Consent Solicitation is:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Equity-Linked Capital Markets

(212) 250-5600

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form S-4 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by the Registrant (Commission File Number 001-37788):

Exhibit Number	Exhibit Title

2.1	Contribution and Merger Agreement, dated as of March 20, 2018, by and among TPG Pace Energy Holdings Corp., TPG Pace Energy Parent LLC, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., and EnerVest Energy Institutional Fund XIV-3A, L.P. and EnerVest Energy Institutional Fund XIV-C, L.P. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, as amended, filed on March 20, 2018 (File No. 001-38083)).

Exhibit Number	Exhibit Title

2.2

Amendment No.  1 to the Contribution and Merger Agreement, dated May  10, 2018, by and among TPG Pace Energy Holdings Corp., TPG Pace Energy Parent, LLC, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P. and EnerVest Energy Institutional Fund XIV-C, L.P. (incorporated by reference to Exhibit 2.2 to the Company’s the Quarterly Report on Form 10-Q, filed on May 14, 2018 (File No. 001-38083)).

2.3	Amendment No. 2 to the Contribution and Merger Agreement, dated June 27, 2018, by and among TPG Pace Energy Holdings Corp., TPG Pace Energy Parent, LLC, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P. and EnerVest Energy Institutional Fund XIV-C, L.P. (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 14, 2018 (File No. 001-38083)).

2.4	Purchase and Sale Agreement, dated as of March 20, 2018, by and among TPG Pace Energy Parent LLC, EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P., and EnerVest Wachovia Co-Investment Partnership, L.P. (incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, as amended, filed on March 20, 2018 (File No. 001-38083)).

2.5	Membership Interest Purchase Agreement, dated as of March 20, 2018, by and among TPG Pace Energy Parent LLC, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P. and EnerVest Energy Institutional Fund XIV-C, L.P. (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K, as amended, filed on March 20, 2018 (File No. 001-38083)).

2.6	Amendment No. 1 to the Purchase and Sale Agreement, dated September 28, 2018, by and among EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-WI, LP., EnerVest Holding, L.P., EnerVest Wachovia Co-Investment Partnership, L.P. (incorporated by reference to Exhibit 2.6 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2018 (File No. 001-38083)).

3.1	Second Amended and Restated Certificate of Incorporation of the Company, dated as of July 31, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 6, 2018 (File No. 001-38083)).

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 filed to Company’s the Registration Statement on Form S-1, filed on April 17, 2017 (File No. 333-217338)).

4.1	Warrant Agreement, dated May 4, 2017, between TPG Pace Energy Holdings Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed on May 10, 2017 (File No. 001-38083)).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, filed on April 17, 2017 (File No. 333-217338)).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed, on April 17, 2017 (File No. 333-217338)).

4.4	Registration Rights Agreement, dated as of July 31, 2018, by and among Magnolia Oil & Gas Corporation, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A,L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., TPG Pace Energy Sponsor, LLC, Arcilia Acosta, Edward Djerejian, Chad Leat and Dan F. Smith (incorporated by reference to Exhibit 4.2 filed with the Current Report on Form 8-K, filed on August 6, 2018 (File No. 001-38083)).

Exhibit Number		Exhibit Title

4.5

First Amendment to Registration Rights Agreement, dated as of February 25, 2019, by and among Magnolia Oil & Gas Corporation, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A,L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-C-AIV, L.P. TPG Pace Energy Sponsor Successor, LLC, Peterson Capital Partners, L.P., Miller Creek Investments, LLC and Stephen Chazen (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 27, 2019 (File No. 001-38083)).

4.6		Stockholder Agreement, dated as of July 31, 2018, by and among Magnolia Oil & Gas Corporation, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A,L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P. and TPG Pace Energy Sponsor, LLC (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on August 6, 2018 (File No. 001-38083)).

5.1	*	Opinion of Vinson & Elkins L.L.P.

8.1	*	Tax Opinion of Vinson & Elkins L.L.P.

10.1	*	Form of Dealer Manager Agreement.

10.2	*	Tender and Support Agreement, dated June 7, 2019, by and among Magnolia Oil & Gas Corporation, Miller Creek Investments, LLC, TPG Pace Governance, LLC, TPG Pace Energy Sponsor Successor 2, LLC, Stephen I. Chazen and Christopher G. Stavros.

21.1		Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed on February 27, 2019 (File No. 001-38083)).

23.1	*	Consent of KPMG LLP.

23.2	*	Consent of Deloitte & Touche LLP.

23.3	*	Consent of Deloitte & Touche LLP.

23.4	*	Consent of PricewaterhouseCoopers LLP.

23.5	*	Consent of RSM US LLP.

23.6	*	Consent of RSM US LLP.

23.7	*	Consent of Cawley, Gillespie and Associates, Inc.

23.8	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to the Registration Statement).

23.9	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1 to the Registration Statement).

24.1	*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1	*	Form of Letter of Transmittal and Consent.

99.2	*	Form of Notice of Guaranteed Delivery.

99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	*	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith.

Item 22.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 7, 2019.

MAGNOLIA OIL & GAS CORPORATION

/s/ Stephen I. Chazen
Name:	Stephen I. Chazen
Title:	Chairman, President and Chief Executive Officer

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Stephen I. Chazen, Christopher G. Stavros, and Timothy D. Yang, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, Magnolia Oil & Gas Corporation, in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Stephen I. Chazen	Chairman, President and Chief Executive Officer	June 7, 2019
Stephen I. Chazen	(Principal Executive Officer)

/s/ Christopher G. Stavros Christopher G. Stavros	Executive Vice President and Chief Financial Officer	June 7, 2019
(Principal Financial and Accounting Officer)

/s/ Arcilia C. Acosta	Director	June 7, 2019
Arcilia C. Acosta

/s/ Edward P. Djerejian	Director	June 7, 2019
Edward P. Djerejian

/s/ Michael G. MacDougall	Director	June 7, 2019
Michael G. MacDougall

/s/ Dan F. Smith	Director	June 7, 2019
Dan F. Smith

Signature	Capacity in Which Signed	Date

/s/ James R. Larson	Director	June 7, 2019
James R. Larson

/s/ John B. Walker	Director	June 7, 2019
John B. Walker

/s/ Angela M. Busch	Director	June 7, 2019
Angela M. Busch